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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of November 3, 2000 by and among Ram Belts & Chains, Inc., a Delaware corporation ("Buyer"), Rainbow Industrial Products Corp., a Pennsylvania corporation ("Rainbow"), Mr. Howard Miller and Ms. Lee Beth Miller, individuals residing in the State of Pennsylvania ("Owners"), and Summa Industries, a Delaware corporation and the parent of Buyer ("Parent"). (Rainbow and Owners are sometimes referred to herein individually as a "Seller" and, collectively, as "Sellers".)

                                    RECITALS

         WHEREAS, Rainbow is engaged, among other businesses, in the business of designing, manufacturing and selling plastic modular conveyor belts and chains, metal chains and related products and accessories thereof (collectively, the "Ram Business");

         WHEREAS, Rainbow is a sublessee from Danam Realty, a Pennsylvania general partnership ("Danam"), of a portion of that certain real property and improvements thereon located at 1036A and B MacArthur Road, Reading, Pennsylvania (the "Real Property") pursuant to that certain existing sublease between Rainbow and Danam, as amended (the "Rainbow Sublease") , which Real Property is currently used as the primary location for the Ram Business, and a portion of which is currently leased to a third party (the "Uni Lease");

         WHEREAS, Rainbow owns or leases all of the Transferred Assets (as defined in SECTION 1.1), which Transferred Assets are used in the conduct of the Ram Business; and

         WHEREAS, Rainbow desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Rainbow, the Transferred Assets, and certain Assumed Obligations (as defined in SECTION 1.4), all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                           SALE AND TRANSFER OF ASSETS

         1.1 TRANSFERRED ASSETS. Subject to the terms and conditions set forth herein, at the Closing (as defined in SECTION 2.4), Rainbow shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, assume and acquire from Rainbow all of the assets, properties and rights of every kind, character and description used in the conduct of the Ram Business, whether tangible or intangible and wherever located except for the Retained Assets (as defined in SECTION 1.2), as of the Closing Date (as defined in SECTION 2.4) (collectively referred to herein as the "Transferred Assets"), including, without limiting the foregoing, the following Transferred Assets (as described in detail in the "Transferred Assets Schedule" attached hereto as SCHEDULE 1.1):

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         (a) The Rainbow Sublease, as will be amended prior to or at Closing pursuant to an amendment to sublease containing the terms and in substantially the form attached hereto as EXHIBIT A;

         (b) All machinery, equipment, vehicles, tooling, molds, fork lifts, tables, spare parts and tools;

         (c) All office supplies and equipment, computers, maintenance supplies and other similar items;

         (d) All inventories;

         (e) All accounts and notes receivable;

         (f) All prepaid assets;

         (g) All Sellers' right, title and interest in and to those contracts and agreements (including proprietary agreements with suppliers) set forth on
SCHEDULE 1.1(G), and all right, title and interest in and to purchase or sales orders, quotes or commitments related to the Transferred Assets or the Ram Business, whether written or oral;

         (h) Access to and the right to copy all of Rainbow's books, records, accounts, correspondence, production records, employment, payroll, personnel and workers' compensation records, environmental control records, and access to and the right to copy any other documents relating to the Transferred Assets or the Ram Business;

         (i) All of Sellers' rights under any and all express or implied warranties from suppliers with respect to the Transferred Assets to the extent such warranties are transferable;

         (j) All of Rainbow's right, title and interest in and to patents, trademarks, service marks, trade names (including "Ram Belts & Chains" but excluding "Rainbow") and service names and all variants thereof, copyrights, inventions, customer lists, trade secrets (including processes and software programs owned by Rainbow or used or licensed by Rainbow and transferable), registrations and all applications for any of the foregoing and works in progress relating thereto, and all past, present and future causes of action and remedies therefor relating to the Ram Business, as such are set forth on
SCHEDULE 3.10;

         (k) A limited, perpetual, worldwide royalty-free right and license to use the trade names "Rainbow" and "Rainbow/Ram Belts & Chains" and variants thereof in connection with the on-going Ram Business, in substantially the form attached hereto as EXHIBIT B;

         (l) All of Rainbow's right, title and interest in computer programs to the extent assignable, and other intangibles owned or used by Rainbow, relating to the Transferred Assets or the Ram Business and all of the related goodwill;

         (m) All claims as to which Rainbow is a judgment creditor relating to the Ram Business;

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         (n) To the extent assignable, all of Sellers' licenses, permits and governmental authorizations relating to the Transferred Assets or the Ram Business; and

         (o) All of the assets, properties and rights owned or formerly owned by Omni Manufacturing, Inc. ("Omni") and transferred to Rainbow of every kind, character and description, whether tangible or intangible and wherever located.

         1.2 RETAINED ASSETS. Notwithstanding the terms of SECTION 1.1, the following assets (collectively, the "Retained Assets") shall be retained by Rainbow and shall not be sold, transferred or assigned to Buyer:

         (a) All assets owned by Rainbow used solely and exclusively in the business of selling rubber belting products and other products that are not competitive in any manner with the Ram Business (the "CIGO Business"), as all such assets are set forth on SCHEDULE 1.2(A); provided that, those assets used in both the CIGO Business and the Ram Business identified on SCHEDULE 1.2(A) with an asterisk shall also be deemed Retained Assets;

         (b)      All books and other ownership records of Rainbow;

         (c) All insurance policies of Rainbow obtained in connection with the Ram Business and all rights of Rainbow under and arising out of such insurance policies, including right to receive refunds of prepaid insurance; provided that, Rainbow shall deliver copies of all such policies to Buyer and shall use best efforts to assist Buyer in obtaining reimbursement under such policies that pertain to the Ram Business following the Closing for claims that may be covered thereunder;

         (d) All cash and cash equivalents received by Rainbow prior to the Closing Date;

         (e) All rights to receive refunds with respect to any taxes paid by Sellers in connection with the Ram Business;

         (f) All existing life insurance policies insuring the lives of one or more Owners, and all cash surrender values related thereto;

         (g) The right to have Uni-Chains A/S and/or Maskinfabrikken Baeltix grant to Rainbow a paid-up, non-assignable, royalty-free non-exclusive license (with no right to sublicense) to make, have made, use, sell or offer to sell products covered by any U.S. patents that may be granted upon Uni-Chain's pending U.S. Patent Applications Serial No. 29/062,094 - Chain Link Module for Conveyor Belt, filed November 7, 1996, Serial No. 08/661,427 - Chain Link Conveyor filed June 11, 1996, and Serial No. 29/085,506 - Chain Link Belt for a Conveyor Belt, filed March 25, 1998 (the "Uni Patent Pending License"); provided that, Sellers shall not directly or indirectly manufacture, distribute, transfer or sell any products that may be covered by the Uni Patent Pending License following the Closing , shall not transfer any rights in connection therewith to any third party, and shall not use the Uni Patent Pending License in any manner without Buyer's prior written consent;

         (h) The non-exclusive license under Rexnord Corp.'s U.S. Patent No. 4,909,380 issued on March 20, 1990, and U.S. Patent 5,096,050 issued on March 17, 1992, to sell in the United States Uni-Chains Int. A/S products known as PRR and PRR Tab Products manufactured by Uni-Chains set forth in the Settlement Agreement, effective April 1, 1994, among Uni-Chains, Rainbow, Eagle Supply and Plastics, Inc., and Rexnord Corporation (the "PRR License"); provided that, (i) pursuant to SECTION 6.10 hereof, Rainbow shall use reasonable

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commercial efforts to transfer all of its rights under the PRR License to Buyer, and (ii) Sellers shall not manufacture, distribute, transfer or sell any products that may be covered by the PRR License following the Closing, shall not transfer any rights in connection therewith to any third party; and shall not use the PRR License in any manner without Buyer's prior written consent;

         (i) The "Rainbow" tradename and variants thereof, subject to the limited license to be granted at Closing to Buyer; and

         (j) Any rights of Sellers under this Agreement and any related agreement.

         1.3 CUSTOMER ASSETS. Notwithstanding the terms of SECTION 1.1, Rainbow shall sell, convey, assign and transfer only such rights as it may have at the Closing, if any, to those molds, toolings and inserts used in the Ram Business which are owned by customers of Rainbow ("Customer Assets"), including those set forth on SCHEDULE 1.3.

         1.4 ASSUMED OBLIGATIONS. Effective as of the Closing Date, Buyer shall assume and shall thereafter pay, discharge or perform only the following liabilities and obligations (collectively, the "Assumed Obligations"), other than which neither Buyer nor Parent shall assume nor be obligated to pay, discharge or perform any liability or obligation of Sellers, whether direct or indirect, known or unknown, absolute or contingent, and all such liabilities and obligations shall remain with Sellers:

         (a) Those trade payables relating to the Ram Business incurred by Rainbow in the ordinary course of business on or before the Closing Date and set forth on the Assumed Obligations Schedule attached hereto as SCHEDULE 1.4, as such Schedule may be updated at Closing;

         (b) Those accrued commissions on uncollected accounts receivable relating to the Ram Business existing on the Closing Date and set forth on the Assumed Obligations Schedule attached hereto as SCHEDULE 1.4, as such Schedule may be updated at Closing;

         (c) Liabilities and obligations, if any, of the Ram Business for products liability claims regardless of when the relevant products were sold; provided that Sellers are not in breach of any representation or warranty set forth in SECTION 3.18 relating thereto;

         (d) Sellers' obligations arising under those contracts and agreements included in the Transferred Assets as set forth on SCHEDULE 1.1(G) and under those purchase or sales orders, binding quotes or commitments which arise hereafter in the ordinary course of business and are open as of the Closing Date; and

         (e) Any and all sublessee obligations under the Rainbow Sublease arising after assignment thereof from Rainbow to Buyer at Closing.

         1.5 NO OTHER DEBTS, OBLIGATIONS OR LIABILITIES ASSUMED. Buyer and Parent do not assume and shall not be liable for, and Sellers shall indemnify Buyer and Parent pursuant to ARTICLE IX against, any debts, obligations or liabilities of Sellers of any nature whatsoever other than the Assumed Obligations (the "Retained Obligations").

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                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

         2.1 PURCHASE PRICE. In exchange and as consideration for the Transferred Assets and in full payment of the purchase price therefor, Parent and Buyer shall pay, in the manner provided in SECTION 2.3, an aggregate purchase price of Six Million Five Hundred and Seventy Five Thousand Dollars ($6,575,000.00), subject to exercise of the indemnification rights set forth in
ARTICLE IX, and Buyer shall assume and pay for the Assumed Obligations in accordance with SECTION 1.4 (the "Purchase Price").

         2.2 ALLOCATION OF PURCHASE PRICE. The parties shall allocate the Purchase Price for tax purposes amongst the Transferred Assets as set forth on
SCHEDULE 2.2. The parties shall file their respective tax returns in accordance with such allocation and shall not take any position or action inconsistent with such allocation.

         2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid as follows:

         (a) At Closing, Buyer shall pay to Rainbow in cash, by wire transfer of immediately available funds, the aggregate amount of Five Million Eight Hundred and Twenty Five Thousand Dollars ($5,825,000.00); and

         (b) At Closing, Parent and Buyer, jointly and severally, shall execute and deliver to Rainbow an unsecured promissory note in the principal amount equal to Seven Hundred and Fifty Thousand Dollars ($750,000.00), due eighteen
(18) months after Closing and bearing simple interest at nine and one-half percent (9.5%), with interest only payable monthly from Closing, in substantially the form attached hereto as EXHIBIT C (the "Note").

         2.4 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on November 29, 2000 or as soon thereafter as possible upon satisfaction of the conditions set forth in ARTICLE VII (the "Closing Date"), at the offices of DeSantis, DeSantis, Essig & Valeriano, 708 Centre Avenue, Reading, Pennsylvania 19612 , or at such other date, time and place as may be mutually agreed upon in writing by the parties. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. The Closing shall be deemed to have taken place at 12:01 a.m. EST on the Closing Date. At Closing:

         (a) Buyer shall pay to Rainbow the cash portion of the Purchase Price set forth in SECTION 2.3(A);

         (b) Parent and Buyer shall execute and deliver to Rainbow the Note as set forth in SECTION 2.3(B);

         (c) Buyer shall receive an assignment of the Rainbow Sublease from Rainbow, and Danam and Buyer shall execute and deliver to each other an amendment to sublease in substantially the form attached hereto as EXHIBIT A;

         (d) Rainbow shall execute and/or deliver to Buyer a General Instrument of Conveyance, Transfer and Assignment in the form attached hereto as EXHIBIT D and all such other instruments and documents of conveyance and assignment as are requested by Buyer to vest in Buyer title to the Transferred Assets, including without limitation assignments of intellectual property and assignment and consents thereof to the Rainbow Sublease; and

         (e) Buyer shall execute and deliver to Rainbow an Assumption Agreement in the form attached hereto as EXHIBIT E, and Sellers, Parent and Buyer shall execute and deliver certificates regarding the representations, warranties and covenants contained herein.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby jointly and severally represent and warrant to Buyer and Parent as follows:

         3.1 ORGANIZATION AND QUALIFICATION - RAINBOW. Rainbow is a corporation duly domesticated, validly existing and in good standing under the laws of the State of Pennsylvania, and is duly qualified to do business as a foreign entity and is in good standing in each other jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary. Rainbow has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Rainbow is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws. All entities merged with and into Rainbow prior to the date hereof (including without limitation Omni) were duly organized, validly existing and in good standing under the laws of their states of incorporation until their respective dates of merger, were duly qualified to do business as foreign corporations and were in good standing in each jurisdiction in which the character of their properties or the nature of their business made such qualification necessary, and had the requisite corporate power and authority to own, use or lease their properties and to carry on their business as conducted. Set forth on SCHEDULE 3.1 is a complete and accurate list of all holders of Rainbow equity.

         3.2 OWNERSHIP. Other than as relates to the Ram Business and the CIGO Business, Rainbow does not own any material assets or conduct any operations.

         3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each Seller has all requisite power, authority and capacity to execute and deliver this Agreement and all related agreements and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all related agreements and the consummation of the transactions contemplated hereby on the part of each Seller has been duly and validly authorized and no other proceedings on the part of each Seller are necessary, as a matter of law or otherwise, to authorize this Agreement and the related agreements or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Seller and, assuming this Agreement constitutes a valid and binding obligation of Buyer and Parent, this Agreement constitutes a valid and binding agreement of Sellers, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

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         3.4 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on
SCHEDULE 3.4, the execution and delivery of this Agreement and any related agreements by each Seller, the consummation of the transactions contemplated hereby and/or the performance by each Seller of their obligations hereunder will not:

         (a) conflict with any provision of the articles of incorporation, bylaws, or other organizational documents of Rainbow;

         (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority;

         (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which any Seller is a party or by which any Seller or any of their assets may be bound, including the Ram Business, except for such defaults (or rights of termination, cancellation or acceleration or guaranteed payments) as to which requisite waivers or consents have been obtained in writing;

         (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation; or

         (e) result in the creation of any lien, charge or encumbrance upon any of the Transferred Assets.

         3.5 FINANCIAL STATEMENTS. The audited balance sheets of Rainbow as of July 31, 2000, September 30, 1999 and 1998 and the compiled unaudited balance sheets of Omni as of December 31, 1999 and 1998 (collectively, the "Balance Sheet") and the related statements of income and cash flows for the ten and twelve-month periods then ended (the "Rainbow Financial Statements", the "Omni Financial Statements" and, collectively, the "Financial Statements") are attached hereto as SCHEDULE 3.5. The Rainbow Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, and present fairly in all material respects the financial position of Rainbow as of the end of such periods and the results of operations and cash flows for such periods. The Omni Financial Statements have been compiled in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants applied on a consistent basis throughout the period indicated, and present fairly in all material respects the financial position of Omni as of the end of such fiscal years and the results of operations and cash flows for such years. Until Closing, Rainbow shall deliver to Buyer, within thirty (30) days after each month end, monthly unaudited balance sheets, statements of income and cash flows which, at the time they are delivered to Buyer, will present fairly in all material respects the assets and liabilities and results of operations and cash flows of Rainbow as of their respective dates, compiled in the same manner as the July 2000 financial statements (the "July Financials"), excluding certain footnotes and presentational items.

         3.6 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.6, since July 31, 2000, (i) Rainbow has conducted the Ram Business only in, and since such date, has not engaged in any transaction other than according to, the ordinary and usual course of such

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business, and, (ii) there has not been (a) any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, prospects, properties or results of operations of either the Ram Business or the Transferred Assets (a "Material Adverse Change"); (b) any material change by Rainbow in accounting principles, practices or methods; (c) any labor dispute or difficulty which is reasonably likely to result in any Material Adverse Change, and to Sellers' Knowledge, no such dispute or difficulty is now threatened; (d) any asset material to the Ram Business sold or disposed of (except inventory sold in the ordinary course of business), or any material asset mortgaged, pledged or subjected to any lien, charge or other encumbrance; (e) any increase in excess of $5,000, individually in the compensation payable or which could become payable by Rainbow to employees, distributors, dealers or sales representatives of the Ram Business;
(f) any amendment by Rainbow of any employee benefit plan; (g) any indebtedness incurred by Rainbow with respect to the Ram Business, except for indebtedness that will be repaid in full by Rainbow prior to the Closing; (h) any loan made or agreed to be made by Rainbow with respect to the Ram Business, nor has Rainbow become liable or agreed to become liable as a guarantor with respect to any such loan; or (i) any waiver by Rainbow of any right or rights of material value related to the Ram Business.

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Rainbow and the Ram Business has no indebtedness, obligations or liabilities, whether accrued, absolute, contingent or otherwise and whether due or to become due, known or unknown, as of date of the July Financials, which are not reflected or reserved for in the July Financials or set forth on SCHEDULE 3.7, as such Schedule may be updated at Closing.

         3.8 TITLE TO ASSETS. Each Transferred Asset with an original cost in excess of $1,000.00 is set forth and described in detail on SCHEDULE 1.1. Rainbow has good and marketable title to all Transferred Assets. Except as set forth in this Agreement, the Transferred Assets constitute all of the assets and interests in assets that are owned or used in the conduct of the Ram Business as currently being conducted, other than leased or licensed assets identified as such and set forth on SCHEDULE 3.8, the Retained Assets and the Customer Assets. All of the Transferred Assets will be conveyed to Buyer free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, leases, security interests, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions or any other adverse claims or rights whatsoever (collectively, "Liens"), other than (i) those items set forth on SCHEDULE 3.8, (ii) liens for property taxes not yet due and payable, (iii) rights of customers with respect to work-in-process under orders or contracts entered into in the ordinary course of business, and (iv) immaterial imperfections of title, easements, restrictions, rights of way and encumbrances (collectively, "Permitted Liens"). Subject to the consents set forth on SCHEDULE 3.4, Rainbow has the absolute and unrestricted right, power, authority and capacity to transfer the Transferred Assets to Buyer and, upon Closing, Buyer will acquire from Rainbow legal and beneficial ownership of, good and valid title to, the Transferred Assets, free from any Lien other than Permitted Liens. At Closing, except as set forth on
SCHEDULE 3.8, none of the Transferred Assets will be subject to any leasing arrangement. Except for shareholder interests in Rainbow, no partner, agent, owner or employee of Sellers, nor any spouse, child, sibling or other relative of any of these persons, owns or has any interest, directly or indirectly, in any of the Transferred Assets.

         3.9 REAL PROPERTY. Rainbow does not own any real property. Set forth in
SCHEDULE 3.9 is a complete and accurate description of each parcel of real property leased and/or occupied or used in any manner by Rainbow for the Ram Business, including any easement, covenants, rights of way or similar restrictions, and, except as set forth in SCHEDULE 3.9, the Ram Business does not lease, sublease, own, occupy or use any other real property nor is any other real property used in or related to the Ram Business. Except as indicated in
SCHEDULE 3.9:

         (a) Subject to the terms and conditions of the Rainbow Sublease and existing superior interests in and to the Real Property, Rainbow has a good, valid and marketable leasehold interest in and to that portion of the Real Property which is covered by the Rainbow Sublease, and all amounts due under the Rainbow Sublease have been timely paid in full; (b) Rainbow does not lease any other real property, nor is any other leased real property used in the Ram Business;

         (c) Each of the buildings and all fixtures and improvements and roofs located on the Real Property are in good operating condition, ordinary wear and tear excepted;

         (d) No Seller has received any notice, nor is any Seller aware, that any of the buildings, structures or other improvements erected on the Real Property, or the present use thereof, (i) do not conform in all respects with all applicable zoning and building laws (or does not constitute a legal nonconforming use), ordinances, regulations or other laws and applicable deed restrictions, or (ii) encroach on property of others;

         (e) No Seller has received any written or oral notice of any pending
(i) change of such zoning and building laws, ordinances, regulations or other laws affecting any of such properties, or (ii) condemnation of any such properties; and

         (f) No Seller has received any notice from any municipal body or other public authority requiring work to be done or improvements to be made upon any of the Real Property and there has been no enactment or adoption of any ordinance or resolution by any such body or authority authorizing work or improvements for which any of the Real Property may be assessed.

         3.10     INTELLECTUAL PROPERTY.

         (a) Except as set forth on SCHEDULE 3.10, Rainbow does not have any right, title or interest in any Intellectual Property (as defined below) relating to the Ram Business, and no such Intellectual Property is necessary for or used in any manner in the Ram Business as now conducted and as conducted in the past three years. With respect to registered patents and trademarks,
SCHEDULE 3.10 contains a list of all jurisdictions in which such patents and trademarks are registered or applied for and all registration and application numbers.

         (b) "Intellectual Property" includes United States and foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, copyrights, mask work registrations, trade secrets (including processes and software programs), registrations and applications therefor and works in progress, and past, present and future causes of action and remedies therefor, customer lists and proprietary arrangements with vendors of Rainbow.

         (c) Except as set forth on SCHEDULE 3.10, Rainbow owns or, to Sellers' Knowledge, has the unrestricted perpetual right to use, free and clear of any rights of others and without payment to any other party, the Intellectual Property listed on such SCHEDULE 3.10 plus all trade secrets, customer lists, manufacturing and secret processes owned by Rainbow or used in the

Ram Business, and the consummation of the transactions contemplated hereby will not alter or impair any such items nor the unrestricted right of the Ram Business to use such items without violating any rights of third parties. To Sellers' Knowledge, Rainbow is not making use of any confidential information or trade secrets of any present or past employee that has not been fully assigned to Rainbow.

         (d) No Seller has received any communications alleging that Rainbow has violated any other person's Intellectual Property rights or has engaged in unfair competition against such person. To Sellers' Knowledge, Rainbow does not now infringe or misappropriate any third party's Intellectual Property rights and does not have any liability for any past infringement or misappropriation. No dispute or disagreement involving Rainbow exists or ,to Sellers' Knowledge, is threatened with regard to any third party's Intellectual Property rights, including any allegation of Intellectual Property infringement or misappropriation or of any breach or default of an Intellectual Property license or similar agreement.

         (e) To Sellers' Knowledge and except as set forth on SCHEDULE 3.10, (i) no third party is now infringing or misappropriating any Intellectual Property rights of Rainbow or the Ram Business, and (ii) there has not been any past such infringement or misappropriation.

         3.11 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the July Financials constituted all accounts receivable of the Ram Business as of the date thereof, other than accounts receivable fully written off as uncollectible as of such date in accordance with consistently applied prior practice, except as may be reserved on the July Financials. All such accounts receivable arose from valid sales made (as opposed to consignments) or services rendered in the ordinary course of business, and are not subject to any return privileges, set-off or counterclaim, except as may be reserved on the July Financials. Except as disclosed on SCHEDULE 3.11, such accounts receivable have been collected in full since the date of the July Financials or remain valid, binding and legally enforceable obligations at their full respective amounts (net of allowance for doubtful accounts established in accordance with consistently applied prior practice). All accounts receivable created after the date of the July Financials up to the Closing will arise from valid transactions in the ordinary course of business, and will be valid, binding and legally enforceable obligations at their full respective amounts (net of the allowance for doubtful accounts established with consistently applied prior practice).

         3.12 INVENTORIES. Except as set forth on SCHEDULE 3.12, Rainbow has good and marketable title to all of its inventories of raw materials, work-in-process and finished goods, free and clear of all Liens. Except to the extent reserved for on the July Financials, all such inventories (i) consist of items that are usable in the ordinary course of business for an amount at least equal to the book value thereto plus costs of disposition thereof, (ii) except as set forth on SCHEDULE 3.12, represent quantities, individually and in the aggregate, not in excess of twelve month's requirements for the business as currently conducted, and (iii) except as set forth on SCHEDULE 3.12, have not been present in inventory for more than twelve months.

         3.13 CONTRACTS. Rainbow does not have any contract, agreement, obligation or commitment, written or oral, expressed or implied, relating in any manner to the Ram Business which was not incurred in the ordinary course of business, or involves a commitment or liability in excess of $10,000, or is for a term of more than one year or whose terms do not permit cancellation without liability on 30 days' notice or less (other than obligations which are included in accounts payable), and has no union contracts, employee, representative or consultant contracts, loan, credit or other financing agreements, inventory flooring arrangements, debtor or creditor arrangements, security agreements, licenses, franchise, manufacturing, distributorship or dealership agreements, leases, or bonus, health or stock option plans, except for those described in SCHEDULE 3.13 (collectively, the "Contracts"), copies of all of which have been delivered to Buyer prior to the execution hereof. As of the date hereof, there exists no circumstances on Rainbow's part and, to Sellers' Knowledge, on the part of any third party, which would affect the validity or enforceability of any such Contracts in accordance with their respective terms. Rainbow has performed and complied in all material respects with all obligations required to be performed to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of, the terms, conditions or provisions of any Contract. Except for consents to assignment required as set forth on SCHEDULE 3.4, the validity and enforceability of each Contract described herein has not been and shall not in any manner be affected by the execution and delivery of this Agreement or any related agreement or the consummation of the transactions contemplated hereby. There are not any customer sales contracts relating to the Ram Business which in the ordinary course would require future expenditures (including internal costs and overhead) in excess of reasonably anticipated receipts.

         3.14     EMPLOYEE AND LABOR MATTERS.

         (a) EMPLOYEE. Except as set forth in SCHEDULE 3.14, no stockholder, director, officer or employee of Rainbow or is presently a party to any transaction involving the Ram Business, including without limitation any contract, loan or other agreement or arrangements providing for the furnishing of services by, the rental of real or personal property from or to, or otherwise requiring loans or payments to, any such stockholder, director, officer or employee, or, to Sellers' Knowledge, to any member of the family of any of the foregoing or to any corporation, partnership, trust or other entity in which any partner, stockholder, director, officer or employee or any member of the family of any of them has a substantial interest or is a partner, officer, director, trustee, or employee. There is set forth in SCHEDULE 3.14 a list showing (i) the name, title, date and amount of last compensation increase, and aggregate compensation, including amounts paid or accrued pursuant to any bonus, pension, profit sharing, commission, deferred compensation or other plans or arrangements in effect as of the date of this Agreement, of each officer or employee of the Ram Business whose salary and other compensation, in the aggregate, received or accrued is at an annual rate (or aggregated for the most recently completed fiscal year) in excess of $40,000, as well as any written or oral employment and/or severance agreements relating to any such persons; (ii) a description of any and all bonus, pension, profit sharing, commission, deferred compensation, retirement, savings, thrift, severance, performance, vacation, holiday, medical, disability, life or other welfare or retiree plan or policy or other plans or arrangements in effect for any employees of the Ram Business as of the date of this Agreement, except as may be set forth in SCHEDULE 3.16 (ERISA Plans); (iii) a description of any noncompetition or similar agreements to which Rainbow or the Ram Business or any officer or employee of either is a party; (iv) all powers of attorney from Rainbow or the Ram Business to any person or entity; and
(v) the name of each person or entity authorized to borrow money or incur or guarantee indebtedness on behalf of Rainbow or the Ram Business. Rainbow has delivered to Buyer copies of all written personnel policies, including without limitation vacation, severance, bonus, profit sharing and commission policies, applicable to any employees or agents of the Ram Business. To Sellers' Knowledge, all current employees of Rainbow are legally entitled to work in the United States, and Rainbow has retained all required documentation in its records related thereto. Neither the execution and delivery of this Agreement by Sellers, nor the consummation by Sellers of any of the transactions contemplated hereby, or compliance by Sellers with any of the provisions hereof, shall create any obligation or liability on the part of the

Ram Business under any bonus, profit sharing, deferred compensation or other plan or arrangement in effect as of the date of this Agreement and the Closing Date.

         (b) LABOR. None of the facilities or operations of Rainbow or the Ram Business has been the subject of any strike, work stoppage, boycott, union organizational effort, unfair labor practice charge or employment discrimination charge; and no such action is pending or, to Sellers' Knowledge, threatened.

         3.15     ERISA PLANS.

         (a) Each employee pension benefit plan, program, agreement or arrangement maintained or contributed to by Rainbow and related in any manner to the Ram Business or the Transferred Assets ("Plan") which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if any, is set forth on SCHEDULE 3.15 and such Plan(s) conform in all material respects to all applicable federal laws; no liability under ERISA or the Internal Revenue Code of 1986, as amended (the "Code"), has been or will be incurred by Rainbow with respect to any Plan (other than for benefits under such Plan); full payment has been made of all amounts required to have paid as contributions to such Plan(s); the cost of providing all retirement and post-termination benefits has been properly accrued and is reflected in the Financial Statements in accordance with GAAP, including without limitation, Statements of Financial Accounting Standards 87, 106 and 112; there is not in the aggregate any accumulated funding deficiency with respect to such Plan(s); and the current value of accrued benefits of each such Plan(s) does not exceed the current value of such Plan(s)' assets.

         (b) Sellers have provided Buyer with copies of the following documents relating to Plans, or any other plan terminated by Rainbow during the last five
(5) years, which are subject to ERISA: (i) copies of the plan documents and all amendments relating thereto; (ii) the most recent Form 5500 filed with respect to such plans, including all schedules and attachments relating thereto; (iii) where applicable, the most recent determination letters received with respect thereto from the Internal Revenue Service; (iv) the most recent financial statements and actuarial reports, where applicable, prepared with respect to such plans; and (v) copies of all correspondence with the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor, or any other governmental agency regarding any pending dispute or any pending or threatened audit or investigation relating to any such plan.

         3.16 PERMITS. Sellers hold all material permits, licenses, franchises, certificates and authorizations that are required by any governmental agency to permit the Ram Business to be conducted as now conducted, and all such permits, licenses, franchises, certificates and authorizations are valid and in full force and effect. To Sellers' Knowledge, no suspension, cancellation or termination of any of such permits, licenses, franchises, certificates and authorizations is threatened or imminent.

         3.17     TAXES.  Except as set forth on SCHEDULE 3.17:

         (a) Rainbow and Owners ("Filers") have timely filed all returns, declarations, reports, or information returns or statements relating to Taxes (as defined below) with respect to the Ram Business or the Transferred Assets, including any schedule or attachment thereto and including any amendment thereof ("Tax Returns") that are required to be filed under federal, state, local or foreign law. All such Tax Returns were complete in all material respects. All

Taxes owed by Filers with respect to the Ram Business and the Transferred Assets (whether or not shown on any of said Tax Returns) have been paid for all periods for which Tax Returns have been filed. Neither the Ram Business nor any Filer is currently the beneficiary of any extension of time within which to file any Tax Return. No outstanding claim has been made by any authority in a jurisdiction where Filers do not file Tax Returns that Rainbow, the Ram Business or the Transferred Assets may be subject to taxation by that jurisdiction.

         (b) Rainbow has each withheld and accrued or paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

         (c) There is no dispute or claim concerning any Tax liability relating in any manner to the Ram Business or the Transferred Assets either (i) claimed or raised by any authority or (ii) as to which any Seller has Knowledge based upon personal contact or correspondence with any agent of such authority. Rainbow has made available to Buyer all federal, state, local and foreign Tax Returns filed with respect to Rainbow or the Ram Business for taxable periods ended on or after December 31, 1997, and has disclosed to Buyer those of such Tax Returns, if any, that have been audited, and those of such Tax Returns, if any, that currently are the subject of audit. Rainbow has delivered to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Rainbow with respect to Rainbow or the Ram Business since December 31, 1997.

         (d) No Seller has waived in writing any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to it, which waiver or extension is still in effect. No Seller has received notice or become aware of any pending increase in real or personal property taxes applicable to the Ram Business or the Transferred Assets.

         (e) For purposes of this Agreement, "Tax" or "Taxes" means any federal, state, county, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         3.18 LITIGATION. Except as set forth on SCHEDULE 3.18, there is no claim, action or proceeding pending or, to Sellers' Knowledge, threatened against or relating to any Seller, the Ram Business or any of the Transferred Assets before any federal, state, municipal or other governmental department, commission, court, board, bureau, agency, instrumentality or other person acting in an adjudicative capacity, domestic or foreign. To Sellers' Knowledge, there is no basis for any claim, action or proceeding against or relating to any Seller, the Ram Business or any of the Transferred Assets. Except as set forth on SCHEDULE 3.18, no Seller nor, to Sellers' Knowledge, any employee of Rainbow has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with the Ram Business or the Transferred Assets nor is any Seller or, to Sellers' Knowledge, any employee of Rainbow under investigation by any governmental or regulatory authority. Except as set forth on SCHEDULE 3.18, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any Seller to take any action of any kind with respect to the Ram Business or the Transferred Assets. To Sellers' Knowledge, neither any Seller nor the Ram Business has been threatened with any action, suit, proceeding or claim (including actions, suits, proceedings or claims where its liabilities may be adequately covered by insurance) for personal injuries allegedly attributable to products sold or services performed by the Ram Business asserting a particular defect or hazardous property in any of products of the Ram Business, services or Ram Business practices or methods, nor has any Seller or the Ram Business been a party to or, to Sellers' Knowledge, threatened with proceedings brought by or before any federal or state agency; and, to Sellers' Knowledge, there is no defect or hazardous property, claimed or actual, in any such product, service, business practice or method, except as reserved for in the Balance Sheet. Neither any Seller nor the Ram Business is subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and neither has made an assignment for the benefit of creditors. Except as described in detail on SCHEDULE 3.18, in the past five (5) years no Seller has been a party to or, to Sellers' Knowledge, threatened with any legal claims, actions or proceedings of any type directly or indirectly involving Rainbow, the Ram Business or the Transferred Assets, nor has any Seller entered into any settlements or agreements of any kind related in any manner to a dispute directly or indirectly involving Rainbow, the Ram Business or the Transferred Assets.

         3.19 COMPLIANCE WITH APPLICABLE LAWS. Rainbow holds, and has at all times held, all licenses, permits and authorizations then necessary for the lawful conduct of the Ram Business, as now conducted and all such licenses, permits and authorizations are valid and sufficient for all business now conducted by the Ram Business. Rainbow has complied with, and is in material compliance with, all applicable laws, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority relating to the operation and conduct of the Ram Business and its properties, and there have not been and are not any violations of any such law, order, rule or regulation, existing or, to Sellers' Knowledge, threatened. Sellers have not received any notice from any authority or person that the Ram Business has been or is being, conducted in violation of any applicable zoning regulation or order, or other law, order, regulation or requirement relating to the operation of its business or to its properties.

         3.20 ENVIRONMENTAL MATTERS.

         (a)      Except as set forth on SCHEDULE 3.20 hereto:

                  (i) Rainbow and the Ram Business have complied with all applicable Environmental Laws;

                  (ii) The Property (including soils, groundwater, surface water, buildings or other structures) is not contaminated with any Hazardous Substances that may subject any Seller, Buyer, the Ram Business or the Transferred Assets to liability under any Environmental Law;

                  (iii) All properties formerly owned or operated by Rainbow and the Ram Business are not contaminated with Hazardous Substances that may subject any Seller, Buyer, the Ram Business or the Transferred Assets to liability under any Environmental Law;

                  (iv) Neither Rainbow nor the Ram Business are subject to liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property;

                  (v) Neither Rainbow nor the Ram Business have caused or contributed to any release or threat of release of any Hazardous Substance that may subject any Seller, Buyer, the Ram Business or the Transferred Assets to liability under any Environmental Law;

                  (vi) None of the Sellers has received any notice, demand, letter, claim or request for information alleging that any Seller or the Ram Business may be in violation of, or liable under, any Environmental Law;

                  (vii) Neither any Seller nor the Ram Business are subject to any orders, decrees, injunctions or other arrangements with any governmental entity, nor subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances;

                  (viii) There are no circumstances or conditions involving any Seller or the Ram Business that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any of Property pursuant to any Environmental Law; and

                  (ix) The Property has not and does not contain any underground storage tanks, asbestos-containing material, lead-based products, halogenated solvents or polychlorinated biphenyls.

         (b) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (i) the protection of human health, the environment or natural resources, (ii) the investigation, remediation or restoration of the environment or natural resources, (iii) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance; or (iv) noise, odor, pollution, contamination, land use, or any injury or threat of injury to persons or property related thereto.

         (c) "Hazardous Substance" means any substance, material or waste that is: (i) listed, classified or regulated in any concentration pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials; or (iii) any other substance, material or waste which may be the subject of regulatory action by any governmental entity pursuant to any Environmental Law.

         (d) "Property" means any real property and improvements owned, leased, used, operated or occupied by any Seller or the Ram Business, including without limitation the Real Property.

         3.21 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS. Except as set forth on
SCHEDULE 3.21, no present customer or substantial supplier to the Ram Business has indicated an intention to terminate or adversely alter its existing business relationship therewith, and Sellers have no reason to believe that any of the present customers of or substantial suppliers to the Ram Business intends to do so.

         3.22 WARRANTIES; PRODUCT RETURNS. Except as described in SCHEDULE 3.22 hereto, Rainbow does not offer any warranties for its products and services. To Sellers' Knowledge, Rainbow's warranty reserve reflected in the allowance for doubtful accounts in the Financial Statements adequate to cover all warranty claims pending as of the date hereof. None of the products manufactured by the Ram Business have been subject to recall.

         3.23 INSURANCE. Rainbow maintains insurance with reputable insurance companies on all of its equipment, tools, machinery, inventory and properties, and maintains products and personal liability insurance, and such other insurance against hazards, risks and liability to persons and property as described on SCHEDULE 3.23. SCHEDULE 3.23 sets forth a true and correct list and a general description of all insurance policies of any nature whatsoever maintained by Rainbow pertaining to the Ram Business or the Transferred Assets, including all policies of life, group medical and/or dental insurance. Such policies are and will be in full force and effect through the Closing Date and, except as otherwise set forth on SCHEDULE 3.23, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past five (5) years. Copies of all such policies have been delivered to Buyer for its inspection. Rainbow is not in default under any of such policies or binders nor has either failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion.

         3.24 BROKER'S COMMISSION OR FINDER'S FEES. No person or entity has acted for any Seller in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement. Sellers shall be solely responsible for payment of all such commissions and fees.

         3.25 THIRD PARTY BENEFITS. Neither any Seller nor any other related third party has provided, directly or indirectly, any benefit, service, good or product to the Ram Business other than as has been fully and fairly allocated to Rainbow and expensed by Rainbow at fair value in the cost of sales or selling, general and administrative sections of Rainbow's income statements.

         3.26 FULL DISCLOSURE; KNOWLEDGE. All instruments, agreements and other documents delivered or to be delivered, or made available, to Buyer pursuant to this Agreement are complete and correct in all material respects. No representation or warranty made by Sellers in this ARTICLE III or the Schedules to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements on behalf of Sellers in this ARTICLE III and the Schedules to this Agreement, in light of the circumstances in which they are made, not misleading. As used in this Agreement, "Knowledge" means, with respect to an entity, such knowledge as would be obtained after reasonable inquiry by the officers or partners of that entity and, with respect to an individual, such knowledge as would be obtained by that individual after reasonable inquiry.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer and Parent hereby jointly and severally represent and warrant to Sellers as follows:

         4.1 ORGANIZATION. Buyer and Parent are corporations duly organized, validly existing and in good standing in the State of Delaware. Buyer and Parent have the requisite corporate power to own, use or lease their respective properties and to carry on their businesses as such are now being conducted.

         4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Subject only to approval and ratification by Parent's board of directors, Buyer and Parent have all requisite corporate power and authority to execute and deliver this Agreement and any related agreements and to consummate the transactions contemplated hereby. Subject only to approval and ratification by Parent's board of directors, the execution and delivery of this Agreement, any related agreements and the consummation of the transactions contemplated hereby on the part of Buyer and Parent have been duly and validly authorized by Buyer and Parent and no other corporate proceedings on the part of Buyer or Parent are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and Parent and, assuming this Agreement constitutes a valid and binding obligation of Sellers, this Agreement constitutes a valid and binding agreement of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

         4.3 CONSENT AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement by Buyer and Parent, the consummation of the transactions contemplated hereby and the performance by each of Buyer and Parent of its obligations hereunder, will not:

         (a) conflict with any provision of the certificate of incorporation or bylaws of Buyer or Parent;

         (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than the post-Closing filing by Parent on Form 8-K with the Securities and Exchange Commission (the "Commission");

         (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which Buyer or Parent is a party or by which Buyer or Parent or any of their assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or

          (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Buyer or Parent.

         4.4 BROKER'S COMMISSION OR FINDER'S FEES. No person or entity has acted for Buyer and/or Parent in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement or the transactions contemplated hereby. Buyer and Parent shall be solely responsible for payment of all such commissions and fees.

                                    ARTICLE V

                              COVENANTS OF SELLERS

         During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Sellers each agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) as follows:

         5.1      ACCESS TO INFORMATION.

         (a) Sellers shall each (i) give Buyer and its authorized representatives reasonable access upon reasonable notice during normal business hours in such a manner as not unduly to disrupt normal business activities to the Transferred Assets and to all plants, offices, warehouses and other facilities of the Ram Business and to all contracts, internal reports, data processing files and records, federal, state, local and foreign tax returns and records, commitments, books, records and affairs of Rainbow related to the Ram Business whether located on the premises of the Ram Business, the office facilities of Rainbow or at another location, (ii) permit Buyer to make such inspections and inquiries as it may require, and (iii) cause its officers to furnish Buyer such financial, operating, technical and product data and other information with respect to the Ram Business and the Transferred Assets as Buyer from time to time may reasonably request, including without limitation financial statements and schedules; provided, however, that no investigation pursuant to this SECTION 5.1 shall affect or be deemed to modify any representation or warranty made by Sellers herein, and provided further that Buyer shall not contact the customers, suppliers and employees of Sellers without the prior consent of Sellers.

         (b) Sellers shall give prompt notice to Buyer of any breach of any of their covenants hereunder or the occurrence of any event that is reasonably likely to cause any of their representations and warranties hereunder to become incomplete or untrue in any respect.

         5.2 ORDINARY COURSE. Rainbow shall (a) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use reasonable efforts consistent with past practice and policies to preserve its present business organizations, keep available the services of its present officers and key employees (other than employees terminated for cause) and preserve its relationships with customers, suppliers, lessors, lessees and others having business dealings with it, (b) maintain its books and records in accordance with existing practices, (c) except in the ordinary course not hire additional employees nor become obligated for additional rental payments, (d) except in the ordinary course not modify the compensation or benefits paid to any employee, and (e) not undertake material expenditures, including, without limitation, the purchase or lease of equipment except for tooling requirements already committed and disclosed herein; provided that, expenditures less than $25,000 individually and $50,000 in the aggregate shall not be deemed material.

         5.3      EXCLUSIVE NEGOTIATIONS.

         (a) No Seller shall, directly or indirectly through any employee, agent or representative (including without limitation investment bankers, attorneys, accountants and consultants), or otherwise:

                  (i) solicit, initiate, discuss or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or other person or entity, individually or collectively (including without limitation any managers, employees or independent contractors of Rainbow or any of its affiliates), other than Buyer (a "Third Party"), relating to any acquisition or purchase of all or a material portion of the Transferred Assets, or any equity interest in Rainbow (or the Ram Business), or any merger, consolidation or business combination with Rainbow;

                  (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect thereto; or

                  (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek to do any of the foregoing.

         (b) Sellers shall promptly notify Buyer in writing if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made.

         (c) Sellers shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

         (d) The terms set forth in this SECTION 5.3 shall remain in effect from the date of this Agreement until such time, if ever, as terminated in writing by Sellers by delivery to Buyer of a termination notice referencing this Section; provided that, no such termination shall be effective prior to the earlier of
(i) the termination of this Agreement by Buyer, or (ii) November 30, 2000.

         5.4 NO DISPOSITIONS. Except for the sale of inventory in the ordinary course of business and other than as may be required by existing contracts, Sellers shall not sell, lease or otherwise dispose of any Transferred Assets and shall promptly notify Buyer in writing prior to any dispositions of non-inventory items.

         5.5 INDEBTEDNESS. Rainbow shall not incur, become subject to, or agree to incur or become subject to any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under existing contracts, in the ordinary course of business consistent with prior practice and revolving loan advances in the ordinary course consistent with past practices.

         5.6 BENEFIT PLANS. Rainbow shall not:

         (a) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any employee except in the ordinary course of business and consistent with past practice;

         (b) commit itself to adopt or pay, grant, issue or accrue salary or benefits pursuant to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any employee, agent or consultant, whether past or present; or

         (c) amend in any material respect any such existing plan, agreement or arrangement, except where required by law.

         5.7 MAINTENANCE OF WORKING CAPITAL. Consistent in all respects with past practices, Rainbow shall (a) timely pay when due all accounts payable and other expenses, and (b) collect all accounts receivable and convert or use all other non-cash assets in the ordinary course.

         5.8 CASH MANAGEMENT. Sellers agree that all cash, whether in currency, check or wire form, and all other property received by Sellers on or after the Closing Date and related in any manner to the Ram Business or the Transferred Assets shall be for the account of Buyer, and Sellers shall promptly deliver all such cash to Buyer with a written accounting thereof. If requested, Sellers shall provide assistance to Buyer in identifying and notifying certain customers of changes in bank accounts for the Ram Business.

         5.9 USE OF NAME. Rainbow shall take all necessary actions to cease use of the "Ram Belts & Chains" and "Rainbow/Ram Belts & Chains" trade names effective as of the Closing Date.

         5.10 TAX AND REAL ESTATE MATTERS. All Tax Returns which relate to any Taxes with respect to the Ram Business or the Transferred Assets for periods prior to the Closing Date shall be prepared and filed by Sellers on a timely basis, and Sellers shall be responsible for the payment of all Taxes related to the Ram Business or the Transferred Assets attributable to periods prior to the Closing. Sellers and Buyer shall each pay one half of all sales, use and transfer taxes, if any, payable to the State of Pennsylvania, any subdivision thereof or to any other governmental entity in connection with the transactions contemplated by this Agreement and the Closing.

         5.11 INSURANCE. Rainbow shall take all necessary actions to maintain in force all of its existing insurance policies (or replacements therefor), subject only to variations in amounts required by the ordinary operation of the Ram Business.

                                   ARTICLE VI

                                MUTUAL COVENANTS

         6.1 CONFIDENTIALITY. Between the date hereof and the Closing Date, the parties hereto agree that no party shall, without the prior written consent of the others as to substance, existence and timing, disclose publicly or to any third party (except such party's professional advisors) the existence of this Agreement or the terms and conditions hereof, or any prior correspondence or any subsequent negotiations between the parties, including any confidential information obtained thereby, except to the extent required by law. The parties will cooperate with each other to coordinate any and all public statements and releases with respect to the transactions contemplated hereby. From the date hereof until the Closing, neither Sellers nor any of their representatives shall purchase, directly or indirectly, in the public marketplace or otherwise, any of Summa's securities. Following the Closing, Sellers shall keep confidential and shall not disclose to any third party all information not then in the public domain relating in any manner to the Ram Business. Buyer and Parent agree that, until the Closing or, if this Agreement is terminated for any reason, then, for a period of two (2) years thereafter, all information concerning the Ram Business and Transferred Assets obtained during due diligence and not otherwise known shall be used by Buyer, Parent and any affiliate or agent of either solely for the purpose of evaluating this transaction. If this Agreement is terminated for any reason, Buyer and Parent shall return to Sellers all tangible embodiments, and all copies, of any information concerning the Ram Business and the Transferred Assets that are in their possession or control obtained during due diligence and not otherwise already known.

         6.2 SATISFACTION OF CONDITIONS. Each party will use reasonable efforts to cause all conditions to its obligations under this Agreement to be timely satisfied and to perform and fulfill all covenants and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in attempting to secure requisite approvals.

         6.3 FURTHER ASSURANCES. Each party shall execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby, including without limitation the transfer of all Transferred Assets to Buyer, or to evidence such events or matters.

         6.4 BULK SALES COMPLIANCE. Subject to the indemnities set forth in this Agreement, the parties agree to waive compliance with all applicable bulk transfer laws. Nothing in this SECTION 6.4 shall operate or be construed to estop or prevent any party hereto from asserting as a bar or defense to any action or proceeding brought under any bulk sales law that such law does not apply to the transfer contemplated under this Agreement. If required, Sellers shall deliver to Buyer any bulk sale stop orders, and Sellers and Buyer shall each escrow one half of any funds required thereby, and shall each pay one half of such escrowed amounts to the appropriate governmental entity.

         6.5 CERTAIN DEFAULTS. Sellers, on the one hand, and Buyer and Parent, on the other hand, will give prompt notice to each other of:

         (a) any notice of default received by such party subsequent to the date of this Agreement and prior to the Closing Date under any instrument or agreement to which any such party is a party or by which it is bound, which default in the case of Sellers, would, if not remedied, result in a Material Adverse Change or which, in the case of any such party, would render incomplete or untrue any representation made herein; and

         (b) any suit, action or proceeding instituted or, to the Knowledge of any Seller, Buyer or Parent, threatened against or affecting any such party subsequent to the date of this Agreement and prior to the Closing Date which would render incorrect any representation made herein or result in a Material Adverse Change to such party that could impair the ability of such party to consummate the transactions contemplated herein, including payment of the Note on a timely basis.

         6.6 BROKERS OR FINDERS. Neither any Seller, Buyer or Parent shall enter into any agreement or arrangement not existing as of the date hereof with any agent, broker, investment banker or other firm or person pursuant to which such person shall be entitled to any broker or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         6.7 NO EQUITABLE CONVERSION. Prior to the Closing Date, neither the execution of this Agreement nor the performance of any provision contained herein shall cause either Sellers, on the one hand, or Buyer and Parent, on the other hand, to be or become liable for or in respect of the operations or business of the other, for the cost of any labor or materials furnished to or purchased by the other, for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges now or hereafter due to, any governmental authority, or for any other charges or expenses whatsoever pertaining to the conduct of the Ram Business or the ownership, title, possession, use or occupancy of the property of the other.

         6.8 CERTAIN EMPLOYEE ISSUES. On the Closing Date, Buyer shall offer at will employment to all employees of the Ram Business as of Closing, other than Owner and those Rainbow employees whose activities are primarily in support of the CIGO Business, as such persons are listed in SCHEDULE 6.8 hereto, on such terms and conditions and with such benefits as Buyer shall determine; provided that, in the aggregate, such terms and conditions and benefits shall be comparable to those now in effect with respect to the employment of such employees by Rainbow. Nothing in this Section shall be deemed to require the employment of any such employee or the continuation of any benefits for any particular time after the Closing Date. Sellers jointly and severally covenant that they shall timely (a) pay or cause to be paid all amounts due or to become due prior to or in connection with Closing to current and former employees of Rainbow, including without limitation all earned and accrued (i) wages, (ii) bonuses and (iii) vacation pay, and (b) make all required deposits, tax and other payments to health and benefit plans, taxing authorities and others.

         6.9 SUBLEASE CONSENTS. Sellers shall use reasonable commercial efforts to timely obtain the consents of First Union, Danam, Reading Airport Lot 10, L.P. and Reading Regional Airport Authority to the assignment of the Rainbow Sublease. Parent and Buyer shall cooperate and use reasonable commercial efforts to assist Sellers in obtaining such consents.. In this regard, upon request, Parent and Buyer will provide reasonably requested financial information and, if required, will meet with the appropriate persons by telephone or in person.

         6.10 CONTINGENT ADDITIONAL PURCHASE PRICE. The parties acknowledge that, in accordance with its terms, the PRR License permitting Rainbow to sell certain products manufactured by Uni-Chains A/S which are covered by two existing Rexnord patents and the distributorship arrangement between Rainbow and Uni-Chains A/S (the "PRR Products") are not assignable by Rainbow to Buyer at Closing without the prior written consent of Rexnord and Uni-Chains. The parties further acknowledge and agree that, although such PRR License and distributorship arrangement are valuable assets of Rainbow,
(a) the parties desire not to attempt to obtain assignment prior to Closing, and
(b) Buyer desires to obtain the right to continue to sell the PRR Products after Closing. Therefor, Sellers agree to use reasonable commercial efforts to obtain either the assignment of the PRR License and distributorship arrangement from Rainbow to Buyer promptly following Closing, or a substantially similar new license and arrangement permitting Buyer to sell the PRR Products without an increase in cost. In the event that all of Rainbow's existing rights under such license and distributorship arrangement are assigned to Buyer, or a substantially similar new license and arrangement are created for Buyer's benefit, within four (4) months after Closing, Buyer shall promptly pay Sellers the additional amount set forth in SCHEDULE 6.10 (the "Contingent Purchase Price").

         6.11 PRODUCT LIABILITY INSURANCE. For a period of seven (7) years following the Closing, or such shorter period as Buyer or any affiliate of Buyer or Parent shall own the Transferred Assets, (a) Buyer shall use best efforts to purchase and maintain products liability insurance from such carriers and with such limits of liability and other terms as are reasonably comparable to the insurance coverages heretofore maintained by Rainbow, and, at Rainbow's sole cost and expense, if any, and provided that Buyer's then existing insurance company permits such action, Rainbow shall be named as an additional insured on the foregoing insurance coverages, and (b) Rainbow shall use best efforts to maintain substantially similar coverages for a period of seven (7) years following the Closing, or such shorter period as Rainbow is directly or indirectly owned by an Owner or family member and, at Buyer's sole cost and expense, if any, and provided that Rainbow's then existing insurance company permits such action, Buyer shall be named as an additional insured on the foregoing insurance coverages.

                                   ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

         7.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The respective obligations of Buyer, Parent and Sellers set forth in this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by each such party in writing:

         (a) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal, state or foreign court or other governmental or regulatory authority and shall remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking substantial damages against Buyer, Parent or any Seller if the transactions contemplated by this Agreement are consummated, shall be pending which, in the reasonable good faith judgment of the party against whom such damages or injunction is sought, have a reasonable probability of resulting in such order, injunction or substantial damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

         (b) STATUTES. No federal, state, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the transactions contemplated by this Agreement illegal.

         7.2 FURTHER CONDITIONS TO THE OBLIGATIONS OF BUYER AND PARENT. The obligations of Buyer and Parent set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Buyer and/or Parent in writing:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in ARTICLE III shall be true and correct as of the date of this Agreement and, except as set forth on schedules to the Sellers' Certificate (as defined below), as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate dated the Closing Date signed by each of the Sellers to such effect ("Sellers' Certificate"). If the schedules to the Sellers' Certificate reflect a Material Adverse Change from the schedules attached hereto, Buyer and Parent shall have no obligation to consummate the transactions contemplated by this Agreement; provided that, if any such change is not material, that this condition shall be deemed satisfied.

         (b) PERFORMANCE OF OBLIGATIONS OF OTHER PARTIES. Sellers shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date and Buyer shall have received a certificate to such effect.

         (c) OPINION OF COUNSEL TO SELLERS. Buyer shall have received an opinion dated as of the Closing Date of counsel to Sellers containing the opinions set forth in EXHIBIT F attached hereto.

         (d) NO LITIGATION. Since the date hereof, there shall not have been instituted and be continuing or threatened against any Seller, any claims, actions or proceedings relating in any manner to the Ram Business or the Transferred Assets which, if adversely determined, might, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

         (e) NO ADVERSE CHANGE. No Material Adverse Change to the Ram Business or the Transferred Assets shall have occurred since the date of this Agreement.

         (f) THIRD-PARTY APPROVALS. Any and all consents required from third parties relating to licenses, leases and other agreements and instruments that are part of the Transferred Assets shall have been obtained, other than as contemplated by SECTION 6.10.

         (g) NONCOMPETITION AND NONSOLICITATION AGREEMENT. Each Seller shall have entered into a five-year noncompetition and nonsolicitation agreement with respect to the types of products of the Ram Business, with Buyer and Parent substantially in the form attached hereto as EXHIBIT G.

          (h) DEBT; GUARANTEES. There shall be no agreements or instruments evidencing loans to or interest bearing indebtedness incurred by Sellers related in any manner to the Ram Business or the Transferred Assets, and Sellers, on or prior to the Closing, shall have paid in full all such interest bearing indebtedness and loans of any type, including current portions thereof, provided that, Sellers shall not be required to satisfy any mortgage obligations pertaining to the Real Property.

         (i) TERMINATION OF ENCUMBRANCES. All liens and encumbrances on the Transferred Assets shall have been terminated, and Sellers shall have received and delivered to Buyer duly executed UCC termination statements with respect to any and all UCC financing statements covering such assets and property.

         (j) APPROVAL BY BOARD. The Board of Directors of Parent shall have approved consummation of the transactions contemplated hereby in their sole and absolute discretion.

         (k) RECEIPT OF TRANSFER DOCUMENTS. Buyer shall have received an assignment of the Rainbow Sublease from Rainbow, and Danam shall have executed and delivered to Buyer an amendment to sublease in substantially the form attached hereto as EXHIBIT A, and Buyer shall have also received the executed General Instrument of Conveyance, Transfer and Assignment in the form attached hereto as EXHIBIT D and all other documents required by Buyer to transfer title of the Transferred Assets to Buyer.

         (l) DUE DILIGENCE. Buyer shall have completed its due diligence investigations to its sole and absolute satisfaction.

         7.3 FURTHER CONDITIONS TO THE OBLIGATIONS OF SELLERS. The obligations of Sellers set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Sellers in writing:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Parent set forth in ARTICLE IV shall be true and correct in all material respects as of the date of this Agreement and, except as set forth on schedules to the Buyers' Certificate (as defined below), as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Rainbow shall have received a certificate dated the Closing Date signed by an authorized officer of Buyer and Parent to such effect ("Buyers' Certificate"). If the schedules to the Buyers' Certificate reflect an adverse change or changes from the representations made and schedules delivered as of the execution of this Agreement, Sellers shall have no obligation to consummate the transactions contemplated by this Agreement.

         (b) PERFORMANCE OF OBLIGATIONS OF OTHER PARTIES. Buyer and Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Buyer and Parent to such effect.

         (c) RECEIPT OF ASSUMPTION AGREEMENT. Rainbow shall have received the executed Assumption Agreement in the form attached hereto as EXHIBIT E.

         (d) RECEIPT OF CONSIDERATION. Rainbow shall have received the cash portion of the Purchase Price as set forth in SECTION 2.3(A).

         (e) NOTE. Parent and Buyer shall have executed and delivered to Rainbow the Note.

         (f) OPINION OF COUNSEL TO BUYER AND PARENT. Sellers shall have received an opinion dated as of the Closing Date of counsel to Buyer and Parent containing the opinions set forth in EXHIBIT H attached hereto.

         (g) ASSUMPTION AND AMENDMENT OF SUBLEASE. Buyer shall have assumed the Rainbow Sublease, and Buyer shall have executed and delivered to Danam an amendment to sublease in substantially the form attached hereto as EXHIBIT A.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) BY MUTUAL CONSENT. By the mutual written consent of Buyer and Sellers;

         (b) BY BUYER OR SELLERS. By either Buyer or Sellers:

                  (i) if the transactions contemplated by this Agreement shall not have been consummated on or before November 30, 2000; provided that the failure of the transactions to be consummated by such date is not caused by any breach of this Agreement by the party seeking such termination;

                  (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

                  (iii) if any statute, rule or regulation is enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any competent governmental or regulatory authority which makes the consummation of the transactions illegal.

         (c) BY BUYER. By Buyer, if a material default under or a material breach of this Agreement by any Seller shall have occurred and be continuing ten
(10) days after receipt of written notice thereof from Buyer; provided that a Closing condition would not otherwise be satisfied.

         (d) BY SELLERS. By Sellers, if a material default under or a material breach of this Agreement by Buyer or Parent shall have occurred and be continuing ten (10) days after receipt of written notice thereof from Sellers; provided that a Closing condition would not otherwise be satisfied.

         Any action taken to terminate this Agreement pursuant to this SECTION
8.1 shall become effective when written notice of such termination is delivered by the terminating party to the other party in accordance with the provisions of
SECTION 10.1 below.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party in accordance with SECTION 8.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or its respective partners, officers, directors or employees, except that (a) SECTION
6.1 relating to the obligations to keep confidential certain information and data, (b) SECTION 10.3 relating to certain expenses, (c) Section 10.10 relating to arbitration of disputes, (d) SECTIONS 3.26 and 4.4 relating to finder's fees and broker's fees, (e) SECTION 10.9 relating to jurisdiction and forum selection, and (f) this ARTICLE VIII shall survive any termination. Nothing set forth herein shall relieve a party hereto from liability for its willful breach of this Agreement. Without limitation, if all of the conditions to a party's obligations set forth in ARTICLE VII have been satisfied or waived by November 30, 2000, the failure of such party to perform its obligations on or before such date shall be deemed to be a willful breach of this Agreement by such party.

         8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4 EXTENSION; WAIVER. At any time prior to or on the Closing Date, to the extent legally allowed, any party hereto (a) may extend the time for the performance of any of the obligations owed to such party by the other parties hereto, (b) may waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (c) may waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party and shall be effective only to the extent set forth in such instrument. No extension or waiver of any single condition, covenant, agreement, representation, warranty, breach, default or other matter hereunder shall be deemed an extension or waiver of such or any other condition, covenant, agreement, representation, warranty, breach, default or other matter theretofore or thereafter occurring. The rights, remedies, powers and privileges provided in this Agreement are exclusive of any other rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1      INDEMNIFICATION.

         (a) INDEMNIFICATION BY SELLERS. Sellers jointly and severally agree to indemnify and hold harmless Buyer, its affiliates (including without limitation parent and sister corporations), and their respective directors, officers, employees, agents and assigns from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from (i) any inaccuracy in or the breach or nonperformance of any of the representations, warranties, covenants or agreements made by Sellers in this Agreement or in any agreement delivered in connection herewith or pursuant hereto (each, a "Related Agreement"), and/or (ii) the failure by Sellers to discharge or perform the Retained Obligations. Sellers shall not have any obligation to indemnify or to hold harmless Buyer from or against any Losses caused by a breach or breaches of a representation or warranty of Sellers until the aggregate Losses attributable thereto exceed $75,000 (the "Floor"); provided that, once such aggregate Losses exceed the Floor, Buyer shall only recover for the amount of all such Losses in excess of the Floor, subject only to a maximum aggregate recovery from Sellers equal to the Purchase Price (the "Ceiling"), except with respect to fraud, for which there shall be no Floor or Ceiling.

         (b) INDEMNIFICATION BY BUYER AND PARENT. Buyer and Parent shall indemnify and hold harmless Sellers and their respective affiliates (including without limitation, their directors, officers, employees, agents and assigns from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from (i) any inaccuracy in or the breach or nonperformance of any of the representations, warranties, covenants or agreements made by either in this Agreement or in any Related Agreement, (ii) the failure by Buyer or Parent to discharge or perform an Assumed Obligation, and/or (iii) Buyer's operation of the Ram Business after the Closing Date.

          (c) DEFINITION OF LOSSES. For purposes of this Agreement, "Losses" shall mean any and all liabilities, obligations, losses, damages, claims, deficiencies, penalties, taxes, levies, actions, judgments, settlements, suits, costs, legal fees, accountants' fees, experts' fees, disbursements and expenses but shall exclude consequential damages, such as damages to customer relationships.

         9.2 THIRD PARTY CLAIMS, NOTICE AND OPPORTUNITY TO SETTLE.

         (a) Within twenty (20) days after the receipt by the party entitled to indemnity hereunder (the "Indemnified Party") of any claim or demand (including but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnified Party which gives rise to a right to indemnification for a Loss hereunder (a "Third Party Claim"), the affected Indemnified Party shall give each party who may be obligated to provide indemnity hereunder (the "Indemnifying Party") written notice of such claim or demand; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder.

         (b) The Indemnifying Party shall (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) defend against such claim or demand at its sole expense and through counsel of its own choosing (the choice of such counsel to be subject to the consent of the affected Indemnified Parties, which consent shall not be unreasonably withheld) and shall give written notice confirming its assumption of the defense within twenty (20) days of the receipt of the notice referred to in SECTION 9.2(A) above. If the Indemnifying Party fails to assume the defense of such claim or demand, the affected Indemnified Parties shall have the right to assume control of such defense at the sole expense of the Indemnifying Party. The Indemnified Parties shall fully cooperate in the defense of such claim or demand, at the Indemnifying Party's expense, and shall, among other things, make available to the Indemnifying Party or its counsel pertinent information and personnel under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnified Parties in order to enable their counsel to participate in the defense and to deliver to the Indemnified Parties copies of all pleadings and other information within the Indemnifying Party's knowledge or possession reasonably requested by the Indemnified Parties that is relevant to the defense of any such claim or demand.

         (c) The Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), unless the judgment or proposed settlement involves only the payment of money damages and does not impose any injunction or other equitable relief upon the Indemnified Party or its assets. (d) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

         9.3 NON-THIRD PARTY CLAIMS. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim, and the basis of the Indemnified Party's request for indemnification under this Agreement, and such further information as may be reasonably requested by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days from the Indemnifying Party's receipt of the Indemnity Notice that the Indemnifying Party either disputes such claim and the reasons therefor, or reasonably needs further information, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed admitted in full and a liability of the Indemnifying Party hereunder. If the Indemnifying Party requests further information and then does not dispute such claim and the set forth the reasons therefor within ten (10) days after receipt of such information, then the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed admitted in full and a liability of the Indemnifying Party hereunder.

         9.4 PAYMENTS. Payments of all amounts owed by an Indemnifying Party pursuant to this ARTICLE IX relating to a Third Party Claim shall be made within ten (10) days after the latest of (i) the settlement of such Third Party Claim,
(ii) the final adjudication of such Third Party Claim or (iii) the final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owed by an Indemnifying Party pursuant to SECTION 9.3 shall be made within ten (10) days after the later of
(i) the expiration of the 20-day Indemnity Notice period, or, if applicable, the 10-day extension thereof for further information or (ii) the agreement or final adjudication of the Indemnifying Party's liability to the Indemnified Party.

         9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and covenants of each of the parties to this Agreement shall survive the execution of this Agreement and the consummation of the purchase and sale herein described for the following time periods: (a) twelve months for claims made under Sections 3.11 (accounts receivable); 3.13 (contracts); 3.21 (customers); and 3.22 (warranties), (b) twenty-four months for claims made under Sections 3.4 (consents; no violation); 3.5 (financials); 3.6 (absence of certain changes); 3.7 (undisclosed liabilities); 3.9 (real property); 3.12 (inventory);
3.14 (employees); and 3.25 (third party benefits), (c) the longer of thirty-six months or applicable statute of limitations period for claims made under Sections 3.10 (intellectual property); 3.16 (permits); 3.18 (litigation); 3.19 (compliance with law); and 3.23 (insurance), and (d) the longer of forty-eight months or applicable statute of limitations period for claims made under Sections 3.1 (organization), 3.2 (ownership), 3.3 (authority), 3.8 (title to assets), 3.15 (ERISA); 3.17 (taxes); 3.20 (environmental) and 3.24 (brokers' fees) and for claims based on fraud; provided that, a representation or warranty related to any claim asserted pursuant to ARTICLE IX within the applicable time period set forth in this Section shall survive as to such claim until resolved.

         9.6 ADJUSTMENT TO PURCHASE PRICE; INSURANCE. Any indemnification received under this ARTICLE IX shall be, to the extent permitted by law, an adjustment to the Purchase Price. The amount of any and all damages for which indemnification is provided pursuant to this ARTICLE IX shall be net of any amounts actually received by the Indemnified Party under insurance policies with respect to such damages. In the event that any claim for indemnification asserted under this Article IX is, or is likely to be, the subject of the Indemnified Party's insurance coverages, the Indemnified Party agrees to notify the insurance carrier of any such claim. The Indemnified Party agrees to pursue and cooperate, at the sole cost of the Indemnifying Parties, such claims diligently and to reasonably cooperate, at the sole cost of the Indemnifying Parties, with any claim the Indemnifying Parties may have against any insurance carrier.

         9.7 SOLE AND EXCLUSIVE REMEDY. After the Closing, the rights set forth in this ARTICLE IX shall be each party's sole and exclusive remedy against the other parties hereto for any claim or dispute relating to the subject matter of this Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), or on the first day following delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid), or on the third day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer or Parent:                     With copy to:
Ram Belts & Chains, Inc.                   Summa Industries
c/o Summa Industries                       One Park Plaza, Sixth Floor
21250 Hawthorne Blvd., Suite 500           Irvine, CA 92614
Torrance, CA 90503                         Fax: (949) 852-7316
Fax: (310) 792-7079                        Attn:  Trygve M. Thoresen
Attn: James R. Swartwout

If to Sellers:                             With copy to:
Mr. Howard Miller                          DeMartino, Finkelstein, Rosen & Virga
c/o DeSantis, DeSantis, Essig & Valeriano  90 Broad Street, Suite 1700
708 Centre Avenue                          New York, NY 10004
Reading, PA 19612                          Fax: (212) 363-2500
Fax: (610) 395-2076                        Attn: Gerard Virga, Esq.
Attn: Madelyn S. Fudeman, Esq.

         10.2 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement was drafted by all the parties hereto and shall not be interpreted against any party as the drafter.

         10.3 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

         10.4 INTEGRATION. This Agreement and the Exhibits, Schedules, documents, instruments and other agreements among the parties hereto that are referred to herein constitute the entire agreement among the parties with respect to the subject matter set forth herein or therein and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof, including, without limitation, any term sheets or letters of intent.

         10.5 ASSIGNMENT. No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights and obligations hereunder to any entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Buyer.

         10.6 SEVERABILITY. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

         10.7 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to its rules of conflicts of law.

         10.8 ATTORNEYS' FEES. If any party to this Agreement shall bring any arbitration, action, suit, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         10.9 CONSENT TO JURISDICTION: FORUM SELECTION. The parties agree that all arbitrations, actions or proceedings arising in connection with this shall be tried and heard exclusively in the County of Kent, State of Delaware. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of arbitration or litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the County of Kent, State of Delaware shall have in personam jurisdiction and venue over each of them for the purpose of arbitrating or litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in SECTION 10.1 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

         10.10    DISPUTE RESOLUTION.

(a) NEGOTIATION. The parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this mediation and arbitration provision) promptly by negotiations between the parties.

(b) MEDIATION. If any claim or controversy is not fully resolved through negotiation within fifteen (15) days after a party first notifies the other party of a claim or controversy, the parties will attempt in good faith to resolve the controversy or claim in accordance with the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. Any such mediation shall be held in the County of Kent, State of Delaware unless the parties otherwise agree to another location.

(c) ARBITRATION.

                  (i) Any controversy or claim arising out of or relating to the execution, interpretation and performance of this Agreement that is not fully resolved pursuant to SECTIONS 10.1(A) or 10.2(B) within thirty (30) days after a party first notifies the other party of a claim or controversy shall be solely and finally settled by arbitration in accordance with the CPR Non-Administered Arbitration Rules as then in effect ("CPR Rules"). The arbitration shall be conducted by one independent and impartial arbitrator, appointed by CPR (the "Arbitrator"). The arbitration shall be governed by the provisions of the Arbitration Act, 9 U.S.C. ss. 1, et seq., and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The arbitration proceedings shall be held in County of Kent, State of Delaware unless the parties otherwise agree to another location.

                  (ii) To the extent permissible under applicable law, the parties agree that the award of the Arbitrator shall be final and shall be subject only to the judicial review permitted by the Arbitration Act. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

         10.11 NO THIRD-PARTY BENEFICIARIES. Except as provided in ARTICLE IX as to Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         10.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:                                         RAINBOW:

RAM BELTS & CHAINS, INC.,                      RAINBOW INDUSTRIAL PRODUCTS
a Delaware corporation                         CORP., a Pennsylvania corporation

By: /s/ Trygve M. Thoresen                     By: /s/ Howard Miller
    ---------------------------------              -----------------------------
    Trygve M. Thoresen, President                  Howard Miller, President

PARENT:                                         OWNERS:

SUMMA INDUSTRIES,                               /s/ Howard Miller
a Delaware corporation                          --------------------------------
                                                Howard Miller, an individual

By: /s/ Trygve M. Thoresen                      /s/ Lee Beth Miller
    ---------------------------------           --------------------------------
    Trygve M. Thoresen, Vice President of       Lee Beth Miller, an individual
    Business Development & Secretary

                                    SCHEDULES

1.1      Transferred Assets

1.1(g)   Assumed Contracts

1.2(a)   CIGO Assets

1.3      Customer Assets

1.4      Assumed Obligations

2.2      Allocation of Purchase Price

3.1      List of Rainbow Equity Holders

3.4      Consents and Approvals; No Violation

3.5      Financial Statements

3.6      Absence of Certain Changes

3.7      Undisclosed Liabilities

3.8      Leased and Licensed Transferred Assets

3.9      Real Property

3.10     Intellectual Property

3.11     Accounts Receivable

3.12     Inventory

3.13     Contracts

3.14     Employment and Labor Matters

3.15     ERISA Plans

3.17     Taxes

3.18     Litigation

3.20     Environmental Matters

3.21     Relationships with Customers and Suppliers

3.22     Warranties; Product Returns

3.23     Insurance

3.24     Bank Accounts

6.8      Certain Employee Issues

6.10     Contingent Additional Purchase Price

                                    EXHIBITS

A.       Amendment to Rainbow Sublease

B.       Form of License

C.       Form of Promissory Note

D.       General Instrument of Conveyance, Transfer and Assignment - Rainbow

E.       Assumption Agreement

F.       Form of Opinion of Counsel to Sellers

G.       Form of Noncompetition and Nonsolicitation Agreement

H.       Form of Opinion of Counsel to Buyer and Parent